VOTE BY PHONE CONFIRMATION LETTER
(WRITTEN)

VOTE CONFIRMATION

(Shareholder name & address of record)

PUTNAM ADJUSTABLE RATE U.S. GOVERNMENT FUND
Meeting of Shareholders October 3, 1996
Account:
Shares:

Votes Received:     (list proposal as on proxy card)

                         (FOR) (AGAINST) (ABSTAIN)

Dear Shareholder:

In connection with the above-referenced Meeting of Shareholders, this notice will confirm that your shares have been voted as indicated above in accordance with your telephone instructions. If any of the information is incorrect, please call 1-800-735-3428 immediately, and in any event no later than 5:00 P.M. Eastern Daylight Time, on October 2, 1996.

Thank you for your cooperation.

Very truly yours,
(Solicitation Agent)

Vote-By-Phone Solicitation Script for
Putnam Adjustable Rate U.S. Government Fund

This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.

Good Morning/Afternoon/Evening. May I please speak with (name of shareholder)?
I am representing Putnam Investments in Boston. I am calling in connection with the upcoming shareholder meeting for Putnam Adjustable Rate U.S. Government Fund for which you recently received a combined prospectus/proxy statement requesting your vote.

To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder of record) and that your address of record is (address of record)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We noted that we have not yet received your proxy card. Do you have any questions regarding the proposal being presented at the meeting that I can clarify for you?

(If there are questions regarding the proposal, please refer to the Q & A attached.)

Would you like to vote by telephone?

(If not, ask the shareholder if they would like another proxy card, thank them for their time and terminate the call. If so, proceed as follows:)

We previously sent you a letter describing our procedures for voting your shares by telephone.

I will now paraphrase the proxy card so that you can provide us with your voting instructions. The proxy card generally states the following:

By authorizing your shares to be voted at the meeting you are approving George Putnam, Hans H. Estin, and Robert E. Patterson, and each of them separately, as proxies, with power of substitution, and authorizing them to represent and vote your shares, at the meeting of shareholders of Putnam Adjustable Rate U.S. Government Fund, on October 3, 1996, at 2:00 p.m., Boston time, and at any adjournments thereof.

When properly authorized, this proxy will be voted in the manner directed by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

The proxy card requests your vote on the following proposal, for which the Trustees are recommending a vote in favor. That proposal is to:

     Approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of Putnam Adjustable Rate U.S. Government Fund (which we'll call the "Adjustable Rate Fund") to Putnam Intermediate U.S. Government Income Fund (which we'll call the "Intermediate Fund") in exchange for shares of the Intermediate Fund and the assumption by the Intermediate Fund of all of the liabilities of the Adjustable Rate Fund, and the distribution of such shares to the shareholders of the Adjustable Rate Fund in complete liquidation of the Adjustable Rate Fund.

     How would you like to vote on this proposal?
          Would you like to vote for the proposal, against the proposal, or would you like to abstain from voting on this proposal?

Thank you.

I will now repeat your instructions:

You voted:     (For, Against, Abstained from) the proposal to
               approve the Agreement and Plan of Reorganization.

     Is this correct?

Thank you. We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.

Q&A for Putnam Adjustable Rate U.S. Government Fund

On approximately August 19, 1996, a combined prospectus/proxy statement was sent to shareholders of Putnam Adjustable Rate U.S. Government Fund. Listed below are answers to the questions and concerns shareholders are likely to have regarding the merger proposal for this fund, followed by answers and information regarding each issue.

1.  What is being proposed?

The Trustees of the Funds are recommending that shareholders approve the merger of Putnam Adjustable Rate U.S. Government Fund into the Putnam Intermediate U.S. Government Income Fund. The merger is proposed to be accomplished pursuant to an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the Putnam Adjustable Rate U.S. Government Fund to the Putnam Intermediate U.S. Government Income Fund in exchange for shares of the Putnam Intermediate U.S. Government Income Fund and for the assumption by the Putnam Intermediate U.S. Government Income Fund of all of the liabilities of the Putnam Adjustable Rate U.S. Government Fund. The completion of these transactions, followed by the distribution of the Putnam Intermediate U.S. Government Income Fund shares received by the Putnam Adjustable Rate U.S. Government Fund to its shareholders, will result in the complete liquidation of the Putnam Adjustable Rate U.S. Government Fund.

2.  What will happen to my shares of Putnam Adjustable Rate U.S.
Government Fund?

If the merger is approved, your shares will, in effect, be exchanged on a tax-free basis for shares of the Putnam
Intermediate U.S. Government Income Fund with an equal aggregate net asset value on the date of the merger.

3.  When would the merger occur?

If approved by the shareholders at their October 3, 1996 meeting, it is expected that the merger would occur as soon as possible after that time.

4.  Why are the Trustees proposing the merger?

The Trustees of Putnam Adjustable Rate U.S. Government Fund recommend approval of the merger because the merger offers shareholders of Putnam Adjustable Rate U.S. Government Fund the opportunity to pursue a similar investment objective in a fund that has greater investment flexibility and that Putnam Investment Management, Inc., believes has greater potential, over the long term, to become significantly larger and to achieve possible economies of scale and lower expenses.

5. How do the investment objectives, policies and restrictions of the two funds compare?

While the merger would combine two funds with very similar overall investment strategies, Putnam Intermediate U.S. Government Income Fund can be expected to have a higher portfolio dollar-weighted average maturity and duration. Both funds seek as high a level of current income as Putnam Investment Management, Inc., believes is consistent with the preservation of capital. The combined prospectus/proxy statement contains a detailed comparison of the investment policies and risks associated with investments in Putnam Intermediate U.S. Government Income Fund.

6.  How do the risks of investing in the funds compare?

Because the Funds share similar investment objectives and policies, the risks of an investment in the Putnam Intermediate U.S. Government Income Fund are similar to the risks of an investment in the Putnam Adjustable Rate U.S. Government Fund, except for the risks associated with investments by the Putnam Intermediate U.S. Government Income Fund in a portfolio of potentially longer-term securities, including possible increased sensitivity to changes in interest rates. A more detailed description of certain risks associated with an investment in the Putnam Intermediate U.S. Government Income Fund is contained in the Putnam Intermediate U.S. Government Income Fund Prospectus.

7. How do the fees and expenses of the two funds compare, and what are they estimated to be following the merger?

The Funds currently have nearly identical management fees and "other expenses." On assets in excess of $500 million, however, the marginal management fee paid by the Putnam Intermediate U.S. Government Income Fund would exceed that of the Putnam Adjustable Rate U.S. Government Fund by 0.10% of average net assets less than $1 billion and 0.05% of average net assets in excess of $1 billion. As of May 31, 1996, the Putnam Intermediate U.S. Government Income Fund and the Putnam Adjustable Rate U.S. Government Fund had net assets of $98,490,677 and $93,012,832, respectively.

8. Are there any federal income tax consequences as a result of the proposed merger?

No. As a result of the merger, no gain or loss will be recognized by Putnam Adjustable Rate U.S. Government Fund or its shareholders for federal income tax purposes.

9.  Do the distribution policies of the two funds differ?

No. Each of the funds distributes any net investment income at least monthly and any net realized capital gains at least annually.

     (If shareholder holds certificated shares, add the following):

     If you hold certificates for your Putnam Adjustable Rate U.S. Government Fund shares, you should return them to the fund. Failure to do so will affect your ability to take certain actions with respect to the shares you receive in the merger, including redemption and exchanges. While you hold certificates, you will receive all cash dividends and other distributions on shares of the Putnam Intermediate U.S. Government Income Fund in additional shares, regardless of your election.

10. Do the procedures for purchasing, redeeming and exchanging shares of the two funds differ?

No. The procedures for purchasing and redeeming shares of each Fund, and for exchanging shares of each Fund for shares of other
Putnam funds, are identical.

The Putnam Adjustable Rate U.S. Government Fund currently offers two classes of shares and the Putnam Intermediate U.S. Government Income Fund currently offers four classes of shares. Shares of both Funds may be purchased either through investment dealers that have sales agreements with Putnam Mutual Funds Corp. ("Putnam Mutual Funds") or directly through Putnam Mutual Funds at prices based on net asset value, plus varying sales charges, depending on the class and number of shares purchased. Reinvestment of distributions by the Funds are made at net asset value for all classes of shares.

Shares of each Fund may be redeemed any day the New York Stock Exchange is open at their net asset value next determined after receipt by the Fund of a properly completed redemption request, either directly by the Fund or through an investment dealer.

Shares of both Funds may be exchanged after a ten-day holding period for shares of the same class of certain other Putnam funds.

11.  Will the number of shares I own change?

Yes, but the total value of the shares of the Putnam Intermediate U.S. Government Income Fund you receive will, at the time of the merger, equal the total value of the shares of the Putnam Adjustable Rate U.S. Government Fund that you hold at the time of the merger. Even though the net asset value per share of each Fund is different, the total value of a shareholder's holdings will not change as a result of the merger.

12.  How will I be notified of the outcome of the merger?

If the proposed merger is approved by shareholders, you will receive confirmation after the reorganization is completed, indicating your new account number. If the merger is not approved, you will be notified, and the results of the meeting will be provided in the next annual report of the Putnam Adjustable Rate U.S. Government Fund.





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